UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)	July 3, 2012

UAN POWER CORP.
(Exact name of registrant as specified in its charter)

Delaware	000-54334	27-0155619
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1021 Hill Street, Suite 200, Three Rivers, Michigan	49093
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code	(586) 530-5605

N/A
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

Effective July 3, 2012, our subsidiary UAN Sheng (Fujian) Agricultural Technology Development Limited Company (“UAN Sheng”) entered into a partnership agreement with Jianyang City Jinxiong Agricultural and Forestry Professional Cooperative (“Jinxiong”) to develop technology in the Greater China Region for the cultivation of tropical peach trees in Masha Town, Taiwan and to promote tropical peaches as the region’s major agricultural product (the “Proposition”).

Pursuant to the terms of the Proposition, UAN Sheng will provide tree species and personnel to undertake the anticipated tree cultivation. The property, provided by Jinxiong, consists of 300 acres of agricultural land located in Liutian Village, Masha Town, Jianyan City, Fujian Province. UAN Sheng will acquire 70% of the Proposition’s earnings and Jinxiong will acquire the remaining 30% of the Proposition’s earnings, after tax deductions. In addition, the taxes allocated on the Proposition will be distributed as UAN Shen responsible for 70% of the taxes due and Jinxiong will be responsible for the remaining 30% of the taxes. Furthermore, both parties will each acquire 50% of the government agricultural subsidiary. The partnership agreement is attached hereto as Exhibit 10.1.

In conjunction with the partnership agreement, on October 18, 2012, UAN Sheng entered into a concession agreement with Lin Changbin (“Changbin”), whereas UAN Sheng has agreed to lease from Changbin the rights to a property of 300 acres, containing approximately 8,800 pear trees, in Erlian Shan of Zhuzhou Village, from October 18, 2012 to December 31, 2025. Pursuant to the terms of the concession agreement, UAN Sheng will pay a sapling fee for an aggregate of RMB¥500,000 to Changbin which includes a deposit of RMB¥100,000 paid immediately upon signing of the concession agreement and the balance to be paid in one payment before October 28, 2012. The concession agreement is attached hereto as Exhibit 10.2.

On July 7, 2012 UAN Sheng entered into a transfer agreement with Guifang Chen, whereby Guifang Chen has agreed to transfer a factory building and land use rights on a property in the city of Jianyang. Guifang Chen shall transfer to UAN Sheng the use rights of 7.53 acre of land located in Liangdong Village, Shuishang Xian, Masha Town, Jianyang City and all current factory equipment, effective July 9, 2012 to December 31, 2046. Guifang Chen will be compensated an aggregate of RMB¥650,000 by UAN Sheng, which includes a deposit of RMB¥200,000 to be paid upon execution of the transfer agreement and the balance to be paid in one payment before July 11, 2012. As per the terms of the transfer agreement, UAN Sheng will be responsible for the all taxes and fees related to the transfer. The transfer agreement is attached hereto as Exhibit 10.3.

On July 2, 2012, UAN Sheng entered into a renting agreement with Jianyang City Construction Supervision Team Masha (“Jianyang Construction”) whereby Jianyang Construction has agreed to lease a business location (gross area of 170.661 m2) to UAN Sheng for a term of six (6) years. The store location is Room 204, No. 2 Building, 342 West Marsha Street, Culture Plaza Masha Town, Jianyang City. The monthly rent for the location is RMB¥26000 which must be paid, by cheque or cash, on a quarterly basis. Pursuant to the terms of the renting agreement, UAN Sheng is required to pay a deposit of RMB¥10,000, which shall be returned as per the stipulations within the renting agreement, and is responsible for the electricity, gas, telephone, other related costs and surcharges. An early termination by UAN Sheng will be considered as a breach of the renting agreement and therefore, the deposit will not be returned. The renting agreement is attached hereto an Exhibit 10.4.

On August 8, 2012, UAN Sheng (Fu Jian) Agricultural Technology Co. Ltd. (“UAN Sheng”), a company established by the board of directors of our company and UAN Lee Agricultural Technology Holding Limited, entered into a leasing agreement with Yongliang Yang (“Yang”), whereby Yang has agreed to lease a property for residential use to UAN Sheng for a period of 12 months, effective August 10, 2012. The property, of approximately 119.48 m2, is located at No. 818 South Jiahe, Tongyou Street, Jianyang City, Fujian Province and is bound by a monthly payment of RMB¥200 with a deposit of RMB¥4000.

2

As per the terms and conditions of the leasing agreement, Yang has the right to re-possess the leased property and terminate the leasing agreement if any one of the following stipulations is breached:

1.	subleasing, subletting, lending, joint operation, buying shares, or adjusting to exchange without authorization;
2.	using the leased property to run illegal activities and impair public interests; or
3.	payment delayed for months.

Once expired, the lease agreement may be negotiated to be extended. The lease agreement is attached hereto as Exhibit 10.5.

The description of the agreements contained in this Item 1.01 are a summary and are qualified in its entirety by reference to the copy of the agreements that are attached hereto as exhibits, and which are incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits.

10.1	Partnership Agreement

10.2	Concession Agreement

10.3	Transfer Agreement

10.4	Renting Agreement

10.5	Lease Agreement

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

UAN POWER CORP.

/s/ Parashar Patel

Parashar Patel

Chief Executive Officer and Director

Date: December 31, 2012

3